EXHIBIT 5.1

                       Opinion of Sierchio & Company, LLP



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                            SIERCHIO & COMPANY, LLP.
                                    Attorneys
                        150 East 58th Street, 25th Floor
                            New York, New York 10155
                      Telephone: (212) 446-9500 Facsimile:
                                 (212) 446-9504



                                                April 12, 2001



E.Deal.net, Inc.
1628 West 1st Ave., Suite 214
Vancouver, British Columbia, Canada
V6J 1G1

     Re: E.Deal.net, Inc.--Registration Statement on Form SB-2-File No 333-52040

Dear Sir or Madam:

     We have acted as counsel for E.Deal.net, Inc., Inc., a corporation existing under the laws of the State of Nevada (the "Company") in connection with the preparation and filing of a registration statement on Form SB-2 and the amendments thereto (collectively, the "Registration Statement") relating to the registration and the offer and sale by the Company of up to 5,000,000 units at a price of $0.10 per unit. Each unit consists of one share (collectively, the "unit shares") of the Company's common shock, $0.001 par value (the "common stock") and one share purchase warrant (collectively, the "warrants") entitling the holder thereof to purchase one additional share (collectively, the "warrant shares") of common stock at a price of $0.20 per share.

     In this connection, we have examined such documents, corporate records, officers' certificates and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including, but not limited to, (i) the Company's Certificate of Incorporation and Bylaws, (ii) the Company's Certificate of Amendment of the Certificate of Incorporation, and (iii) the Registration Statement. We have assumed the legal capacity to sign and the genuineness of all signatures of all persons executing instruments or documents examined or relied upon by us and have assumed the conformity with the original documents of all documents examined by us as copies of such documents.


     Based upon and subject to the foregoing, we are of the opinion that when offered, sold and paid for, all as described in the Registration Statement, as amended, the units, the unit shares, the warrants and the warrant shares will be validly issued, fully paid and non-assessable. The warrants constitute the valid and binding obligation of the Company, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.


     We hereby consent to the reference to this firm under the caption "Interests of Named


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Experts and Counsel" in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby concede that we are within the category of persons whose consent is required under the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                        Very truly yours,
                                        Sierchio & Company, LLP


                                        By: /s/ Joseph Sierchio
                                            ------------------------
                                               Joseph Sierchio


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                                  EXHIBIT 23.1


                       Consent of Sierchio & Company, LLP


                             Included in Exhibit 5.1



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